Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE: February 3, 2010	Stanley Furniture Company, Inc. Investor Contact: Douglas I. Payne (276) 627-2157
STANLEY FURNITURE ANNOUNCES
2009 OPERATING RESULTS
Glenn Prillaman Elected Chief Executive Officer and Director
STANLEYTOWN, VA, February 3, 2010/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today reported sales and operating results for 2009. The Company also announced today that its Board of Directors elected Glenn Prillaman President and Chief Executive Officer and to serve as a Director.
Net sales of $160.5 million decreased 29.2% compared to 2008. Primarily as a result of depressed sales, the Company incurred a net loss of $11.8 million ($1.14 per share) compared to net income of $3.7 million ($.36 per share) in 2008.
The increased operating loss in 2009 is primarily due to the significant reduction in sales and production levels. The much lower production levels led to unfavorable factory overhead variances and plant inefficiencies. Costs associated with the transition of certain items (primarily youth beds and cribs) from the company’s infant and youth product line (marketed as Young America®) from offshore sourcing to its own domestic manufacturing facilities and higher selling discounts also contributed to the increased operating loss in 2009.
Financial results in both years were impacted by actions taken to reduce costs in response to lower sales. The 2009 results include pre-tax restructuring charges of $6.1 million ($3.8 million after-tax or $.36 per share) compared to $7.3 million ($5.8 million after tax or $.56 per share) in 2008. The 2008 restructuring charges were primarily for costs related to the consolidation of two manufacturing facilities into one.
The 2009 pre-tax restructuring charges of $6.1 million primarily consists of three major items. A previously announced warehouse consolidation represents about $2 million pre-tax. A number of additional steps were taken in the fourth quarter of 2009 to further reduce the Company’s cost structure. Approximately 25% of the Company’s salaried positions were eliminated through a combination of early retirement incentives and layoffs. This resulted in approximately $2 million pre-tax of restructuring expense in the fourth quarter. The remainder of approximately $2 million pre-tax restructuring expense resulted from a write-down of inventories based on the Company’s decision to reduce the number of items offered in its adult product lines by discontinuing certain slow-moving items.
Pre-tax income of $9.3 million was recorded in 2009 from the receipt of funds under the Continued Dumping and Subsidy Offset Act of 2000 involving wooden bedroom furniture imported from China and other related payments, net of legal expenses compared to $11.5 million in 2008.
Cash on hand amounted to $41.8 million and total debt equaled $27.9 million at December 31, 2009. Working capital, excluding cash and current maturities of long-term debt, decreased to $46.9 million at year end 2009 compared to $54.5 million at December 31, 2008. The lower working capital is primarily due to reductions in inventories and accounts receivable in response to lower sales.

“Our Company has incurred significant losses this past year from the unprecedented decline in sales due to what many are describing as the “Great Recession”, commented Glenn Prillaman, President and Chief Executive Officer. “In response, we have made many difficult business decisions to lower our costs, including reductions in management, supervisory, support and production staff. We believe our sales performance is indicative of consumer demand for residential wood furniture in our price segment. Demand for better goods has been relatively stable for the past several quarters; however, we see no signs of any near-term improvement. We enter 2010 with a strong balance sheet, lower fixed costs and believe we have well-positioned product lines”, concluded Prillaman.
Glenn Prillaman, who most recently served as President and Chief Operating Officer since August 2009, was elected today by the Company’s Board of Directors to the position of President and Chief Executive Officer and to serve as a Director. Albert Prillaman will continue as Chairman. “In this challenging period facing our industry and our Company, I will continue to focus my energies as Chairman on strategic issues and Board matters while Glenn will be responsible for all operational aspects of the business,” said Albert Prillaman.
Other Information
All earnings (loss) per share amounts are on a fully diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the premium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.
Conference Call Details
Management will host a conference call at 9:00 a.m. EST on February 4, 2010. The dial-in number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through February 12, 2010) is (877) 660-6853, the account reference number is 275 and the conference number is 342014.
Forward-Looking Statements
Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, our success in transitioning certain Young America products to our domestic manufacturing facilities, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, and extended business interruption at manufacturing facilities. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2008	2009	2008

Net sales	$39,906	$50,357	$160,451	$226,522

Cost of sales	42,159	43,533	154,988	193,929

Gross profit (loss)	(2,253)	6,824	5,463	32,593

Selling, general and administrative expenses	8,028	8,083	30,373	36,441

Operating loss	(10,281)	(1,259)	(24,910)	(3,848)

Income from Continued Dumping and Subsidy Offset Act, net	9,340	11,485	9,340	11,485
Other income, net	27	93	160	308
Interest income	1	75	45	591
Interest expense	939	996	3,748	3,802

Income (loss) before income taxes	(1,852)	9,398	(19,113)	4,734

Income tax (benefit) expense	(573)	3,152	(7,362)	998

Net income (loss)	$(1,279)	$6,246	$(11,751)	$3,736

Diluted earnings (loss) per share	$(0.12)	$0.60	$(1.14)	$0.36

Weighted average number of shares	10,332	10,332	10,332	10,332

Included in the results above are restructuring and related charges as follows:

Cost of sales	$4,010	$1,758	$5,231	$5,860
Selling, general and administrative expenses	876		876	1,439

Total restructuring and related charges	$4,886	$1,758	$6,107	$7,299

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Dec. 31,	Dec. 31,
	2009	2008

Assets
Current assets:
Cash	$41,827	$44,013
Accounts receivable, net	15,297	21,873
Inventories	37,225	47,344
Prepaid expenses and other current assets	4,898	3,758
Income tax recoverable	6,882
Deferred income taxes	3,433	3,906

Total current assets	109,562	120,894

Property, plant and equipment, net	31,375	35,445
Goodwill	9,072	9,072
Other assets	453	460

Total assets	$150,462	$165,871

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$1,429	$1,429
Accounts payable	11,633	11,236
Accrued expenses	9,223	11,170

Total current liabilities	22,285	23,835

Long-term debt	26,428	27,857
Deferred income taxes	2,128	2,778
Other long-term liabilities	6,774	8,293

Stockholders’ equity	92,847	103,108

Total liabilities and stockholders’ equity	$150,462	$165,871

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2009	2008
Cash flows from operating activities:
Cash received from customers	$168,504	$230,255
Cash paid to suppliers and employees	(171,349)	(215,527)
Cash from Continued Dumping and Subsidy Offset Act, net	7,443	10,828
Interest paid, net	(3,664)	(3,111)
Income taxes paid, net	(2,120)	(4,168)

Net cash (used) provided by operating activities	(1,186)	18,277

Cash flows from investing activities:
Capital expenditures	(2,621)	(2,261)
Proceeds from sale of assets	1,303
Other, net		360

Net cash used by investing activities	(1,318)	(1,901)

Cash flows from financing activities:
Repayment of senior notes	(1,429)	(1,429)
Dividends paid		(4,132)
Proceeds from insurance policy loans	1,747	1,550

Net cash provided (used) by financing activities	318	(4,011)

Net (decrease) increase in cash	(2,186)	12,365
Cash at beginning of period	44,013	31,648

Cash at end of period	$41,827	$44,013

Reconciliation of net (loss) income to net cash (used) provided by operating activities:
Net (loss) income	$(11,751)	$3,736

Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation and amortization	5,994	8,853
Inventory write-down	2,077
Deferred income taxes	(177)	(2,571)
Stock-based compensation	839	467
Changes in working capital	3,285	7,730
Other assets	66	103
Other long-term liabilities	(1,519)	(41)

Net cash (used) provided by operating activities	$(1,186)	$18,277